EXHIBIT 1.2

UNDERWRITING AGREEMENT

July 22, 2003

DELPHI CORPORATION
5725 Delphi Drive
Troy, Michigan 48098-1815

Ladies and Gentlemen:

     We (the “Underwriters”) understand that Delphi Corporation, a Delaware corporation (the “Company”), proposes to issue and sell $500,000,000 aggregate principal amount of 6.50% Notes due 2013 (the “Notes”). Subject to the terms and conditions set forth herein or incorporated by reference herein, the Company hereby agrees to sell and we agree to purchase, severally and not jointly, the principal amount of such Notes set forth below opposite our names at 98.356% of the principal amount of the Notes plus accrued interest, if any, from July 25, 2003 to the date of payment and delivery:

Principal Amount
Underwriter	of Notes due 2013

Barclays Capital Inc.	$175,000,000
Citigroup Global Markets Inc.	$175,000,000
Banc of America Securities LLC	$75,000,000
Credit Suisse First Boston LLC	$10,000,000
J.P. Morgan Securities Inc.	$10,000,000
Morgan Stanley & Co. Incorporated	$10,000,000
UBS Securities LLC	$10,000,000
BNP Paribas Securities Corp.	$5,000,000
Deutsche Bank Securities Inc.	$5,000,000
HSBC Securities (USA) Inc.	$5,000,000
McDonald Investments Inc.	$5,000,000
Ramirez & Co., Inc.	$5,000,000
The Royal Bank of Scotland plc	$5,000,000
Tokyo-Mitsubishi International plc	$5,000,000
Total	$500,000,000

     The Underwriters will pay for such Notes upon delivery thereof at the offices of Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006-1470, or at such other place as shall be agreed upon by the Managers (as defined herein) and the Company, at 10:00 a.m. (New York time) on July 25, 2003 or at such other time, not later than July 25, 2003 as shall be designated by the Managers.

     The Notes shall have the terms set forth in the Company’s Prospectus Supplement dated July 22, 2003 (the “Supplement”) and the Company’s Prospectus dated December 16, 2002 (together with the Supplement, the “Prospectus”) particularly as follows:

Maturity:	August 15, 2013

Interest Rate:	6.50% per annum from July 25, 2003 or from the most recent Interest Payment Date to which interest has been paid or duly provided for.

Redemption Provisions:	The Notes will be redeemable prior to maturity at the option of the Company, in whole or in part, at the redemption prices set forth in the Prospectus Supplement plus accrued interest and the Notes will be redeemable as a whole, but not in part, at 100% of their principal amount plus accrued interest in the event of certain changes relating to United States taxation, in each case subject to the terms and conditions described in the Prospectus.

Interest Payment Dates:	February 15 and August 15 commencing February 15, 2004, until the principal amount thereof is paid or made available for payment.

Listing:	Application has been made to list the Notes on the Luxembourg Stock Exchange.

Other Principal Terms:	The purchase price will be payable in immediately available funds on the Closing Date.

Book Entry Form:	The Notes will be issued in the form of one or more fully registered global securities (in each case, the “Global Security”), which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in the name of the Depository’s nominee. The Global Security may be transferred, in whole and not in part, only to another nominee of the Depository or a successor of the Depository or its nominee. Ownership of beneficial interests of the Global Security will be shown on, and the transfer of that interest will be effected only through, records maintained by the Depository (with respect to its participants’ interests), its participants and indirect participants (with respect to the owners of beneficial interests in the Global Security).

Each Underwriter, severally and not jointly, represents and agrees that:

     (i)  no action has been or will be taken by it that would permit the offer or sale of the Notes or any interest therein or possession or distribution of the Prospectus or any amendment thereto or any other offering material relating to the Notes in any jurisdiction where action for that purpose is required, by the Company, other than the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”). Each Underwriter agrees that it will not directly or indirectly offer, sell or deliver any Notes or any interest therein or distribute or publish the Prospectus or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best knowledge of such Underwriter, result in compliance with all applicable laws and regulations and will not impose any obligations on the Company, or the other Underwriters, and that all offers, sales and deliveries of Notes or any interest therein by it will be made on the same terms. Subject as provided above, each Underwriter shall, as required (and unless prohibited) by applicable law, furnish to each person to whom it offers, sells or delivers the Notes a copy of the Prospectus or (unless delivery of the Prospectus is required by applicable law) inform each such person that a copy thereof (as then amended or supplemented) will be made available upon request. No Underwriter is authorized to give any information or to make any representation not contained in the Prospectus in connection with the offer and sale of the Notes;

     (ii)  it has not offered or sold and, prior to the expiry of a period of six months from the Closing Date, will not offer or sell any Notes included in the offering to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

     (iii)  it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 (“FSMA”), with respect to anything done by it in relation to the Notes in, from or otherwise involving the United Kingdom;

     (iv)  it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any Notes included in this offering in circumstances in which section 21(1) of the FSMA does not apply to the Company;

     (v)  the Notes included in this offering are not and will not be offered in The Netherlands other than to persons who trade or invest in securities in the conduct of their profession or trade (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, other institutional investors and finance enterprises, which as an ancillary activity regularly invest in securities); and

     (vi)  it has not offered or sold and will not offer or sell, directly or indirectly, the Notes in Japan or to or for the account of any resident of Japan (which term as used in this paragraph means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), except (1) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (2) in compliance with any other applicable requirements of Japanese law.

     The Managers may terminate this Agreement (upon consultation with the Company) at any time prior to the Closing Date at which payment would otherwise be due under this Agreement to the Company if, in the opinion of the Managers, there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the Managers’ view will have a materially adverse effect on the success of the offering and distribution of or a secondary market of the Notes. After consultation with the Company, the parties to this Agreement shall be released and discharged from their respective obligations under this Agreement without liability on the part of any Manager or on the part of the Company and each party will pay its own expenses.

     In addition to the provisions of Article V of the Standard Provisions (as defined below), the several obligations of the Underwriters are also subject to the following conditions:

     (i)  The letter to be delivered pursuant to Article V(e) of the Standard Provisions shall be delivered on the date hereof (the “initial letter”) rather than the Closing Date, and, in lieu of the letter referred to in Article V(e) of the Standard Provisions to be delivered on the Closing Date, the Managers shall have received on the Closing Date a letter dated such date in form and substance satisfactory to the Managers, from Deloitte & Touche LLP, independent accountants, (a) confirming that they are independent public accountants within the meaning of the Securities Act and are in compliance with the applicable requirements relating to the qualification of accountants under Rule 2-01 of Regulation S-X of the United States Securities and Exchange Commission, (b) stating, as of the date of such letter (or with respect to matters involving changes or developments since the respective dates as of which specified financial information is given in or incorporated by reference into the Prospectus, as of a date not more than five days prior to the date of such letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by the initial letter delivered to the Managers concurrently with the execution of this Agreement and (c) confirming in all material respects the conclusions and findings set forth in the initial letter.

     In addition to the provisions of Article VI of the Standard Provisions, the Company further covenants as follows:

(i) the Company shall use its reasonable best efforts to cause the Notes to be listed on the Luxembourg Stock Exchange, or on such other European stock exchange as is reasonably requested by the Managers, and to maintain such listing for so long as the Notes are outstanding.

     The Company will pay all expenses incident to the performance of its obligations under the Underwriting Agreement (including the provisions of the Standard Provisions), including, without limitation, (i) the fees and disbursements of its own counsel and its accountants, (ii) any fees and disbursements of the Trustee under the Indenture (including any fees and disbursements of counsel for the Trustee), (iii) any fees charged by investment rating agencies for the rating of the Notes, (iv) any fees and expenses related to the listing of the Notes on the Luxembourg Stock Exchange, and (v) and expenses incurred in distributing the Prospectus, any preliminary prospectuses, any preliminary prospectus supplements or any other amendments or supplements to the Prospectus to the Underwriters.

     For purposes of Article VIII of the Standard Provisions, the only information furnished to the Company by any Underwriters for use in the Prospectus consists of (i) the last textual paragraph on the cover page of the Supplement, concerning the terms of the offering by the Underwriters; (ii) the Underwriters’ names appearing on the cover pages and in the table appearing under the caption “Underwriting” in the Supplement; (iii) the Underwriters’ respective participation in the sale of the Notes in the table appearing under the caption “Underwriting” in the Supplement; (iv) the concession and reallowance figures appearing in the fourth textual paragraph under the caption “Underwriting” in the Supplement and (v) the sixth, eighth, ninth, tenth and twelfth textual paragraphs of text under the caption “Underwriting” in the Supplement concerning offers and sales of Notes in the United States, over-allotments, syndicate covering transactions, stabilizing transactions, penalty bids and electronic prospectus delivery.

     Except as otherwise provided above, all the provisions contained in the document entitled Delphi Corporation’s Form of Underwriting Agreement Standard Provisions (Debt Securities), dated July 22, 2003, attached hereto as Exhibit A (the “Standard Provisions”), are herein incorporated by reference in their entirety and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein, except that the term “Managers” as used therein shall, for purposes of this Agreement, mean Barclays Capital Inc. and Citigroup Global Markets Inc., in each case whose authority hereunder may be exercised jointly by Barclays Capital Inc. and Citigroup Global Markets Inc. In the event of a conflict between this Agreement and the Standard Provisions with respect to any term or condition, this Agreement shall take precedence.

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     Please confirm your agreement by having an authorized officer sign a copy of this, Agreement in the space set forth below. This Agreement may be signed in any number of counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument.

Very truly yours,

Barclays Capital Inc.
Citigroup Global Markets Inc.

On behalf of the several Underwriters named herein

By:	BARCLAYS CAPITAL INC.

By:	/s/ Pam Kendall

Title:

By:	CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Martha Bailey

Title:

Accepted:

DELPHI CORPORATION

By:	/s/ John G. Blahnik

Title: Vice President and Treasurer